Exhibit 16.1

FEDERATED INSURANCE SERIES

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Insurance Series (“Trust”), hereby consent, in accordance with the laws of the Commonwealth of Massachusetts and Article V of the Declaration of Trust, and Article V, Section 9, of the Bylaws of the Trust, to the adoption of the following resolution with the same effect as though it had been adopted at the meeting of the Trustees of the Trust:

RESOLVED, that the Board hereby authorizes the Secretary and Assistant Secretaries of the Trust to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated Managed Tail Risk Fund II, a portfolio of the Trust, into Federated Managed Volatility Fund II, a portfolio of the Trust.

WITNESS the due execution hereof this 16th day of November, 2017.

/s/ J. Christopher Donahue J. Christopher Donahue	/s/ Peter E. Madden Peter E. Madden
/s/ John T. Collins John T. Collins	/s/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/s/ Thomas R. Donahue Thomas R. Donahue	/s/ Thomas M. O’Neill Thomas M. O’Neill
/s/ G. Thomas Hough G. Thomas Hough	/s/ P. Jerome Richey P. Jerome Richey
/s/ Maureen Lally-Green Maureen Lally-Green	/s/ John S. Walsh John S. Walsh